SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made as of September 1, 2010 (the “Separation Date”) by and between Elliot Maza and AXM Pharma, Inc., a Nevada corporation (the “Company”) (collectively the “Parties”).

RECITALS

WHEREAS, Elliot Maza currently serves on the Board of Directors of the Company;

WHEREAS, effective as of the Separation Date hereof, Elliot Maza has resigned from his position as a director of the Board by delivery of written notice to the Board in order to pursue other business interests;

WHEREAS, the Parties wish to memorialize the Company’s grant to Elliot Maza of warrants to acquire shares of the Company’s common stock (the “Common Stock”) in the amount of 2.5% of the current outstanding shares,

WHEREAS, the current number of outstanding shares of Common Stock is 22,400,000; and

WHEREAS, the parties wish to resolve any and all disputes and claims that Elliot Maza may have against the Company.

NOW, THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

AGREEMENT

Warrants to Acquire Common Stock.  The Company hereby grants to Elliot Maza, effective as of the Separation Date, warrants to acquire 560,000 shares of Common Stock for a purchase price of $0.01 per share (the “Warrants”).  The Warrants may be exercised at any time from the Separation Date through the 10th anniversary thereof.
Release of Claims

“Claim” or “Claims” means any and all manner of action or actions, affirmative defenses, cause of actions in law or equity, controversies, suits, debts, liens, contracts, agreements, covenants, promises, claims, rights, obligations, losses, demands, damages of any kind whatsoever, liabilities, penalties, expenses, attorneys’ fees, costs, and proceedings of any kind or nature whatsoever, including regulatory and administrative proceedings, under any legal theory, however denominated, at law or in equity, under common law, statute or regulation, whether known or unknown, suspected or unsuspected, present, past or future, fixed or contingent, direct or indirect, liquidated or unliquidated, acquired or assigned at any time up to and including the date this Agreement is executed including, but not limited to, any claims of breach of contract, fraud, retaliation, defamation, or infliction of emotional distress.

In exchange for the benefits provided herein, Elliot Maza completely releases the Company and its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees from, and agrees not to file, cause to filed, or otherwise pursue, any and all claims he may now have or has ever had against any of them.

Notwithstanding the foregoing, the Company is not released from any obligations (whether under its Certificate of Incorporation, Bylaws, applicable state law, any indemnification agreement or otherwise) to indemnify and defend Elliot Maza from and against all claims brought against him by shareholders or third parties, including, without limitation, any shareholder derivative suit, by reason of his status as a director of the Company or the actions of the Company or the Board of Directors of the Company while he was a director (collective “Indemnification Claims”).

Civil Code Section 1542. Each Party acknowledges that it has read the provisions of California Civil Code Section 1542, which provides in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of this Code Section 1542, agrees to expressly waive any rights it may have under Section 1542 to the fullest extent it may waive such rights pertaining to the subject matter of the claims waived herein.

Representations and Warranties.  Each Party represents and warrants that it has no Claims, complaints or other legal and/or administrative actions of any kind pending, nor any present intent to file or lodge a Claim, complaint or other legal and/or administrative action of any kind after the execution of this Agreement, against the other Party.

Confidentiality.  The Parties agree to keep the terms and conditions of this Agreement confidential and acknowledge that such confidentiality is a material factor on which the Company has relied in entering into this Agreement. The Parties understand and agree that they may disclose this Agreement only to their attorneys, accountants, governmental entities, and family members who have a reasonable need to know.

Non-Disclosure of Company Information.  Elliot Maza agrees to keep confidential and not to disclose any and all trade secrets or confidential information of the Company including, but not limited to, business plan information, intellectual property information, strategy and confidential personnel information. Elliot Maza acknowledges he has continuing obligations under a confidential or non-disclosure agreement between himself and the Company, if any, entered into upon becoming a director of the Company.

Mutual Non-Disparagement.  Each Party agrees to refrain from making statements, written or oral, that defame, disparage or in any other way criticize the personnel and/or business reputations, practices, or conduct of the other Party or the Company Released Parties.

Public Statements.  Elliot Maza will fully cooperate with the Company in filing the required Form 8-K with the Securities and Exchange Commission. Neither Party shall make any other public statements, written, oral or in any other form, regarding Elliot Maza’s resignation.

No Admission of Liability.  Nothing contained in this Agreement shall be construed in any way as an admission by the Company or Elliot Maza that either has acted wrongfully with respect to the other or with respect to any other person, and each Party specifically disclaims any liability to, or wrongful acts against, the other Party or any other person, on the part of themselves or their representatives, affiliates, associates, employees or agents.

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may be modified or amended only with the written consent of Elliot Maza and an authorized officer of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of Nevada, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Nevada.

Attorneys’ Fees.  In the event of any legal action relating to arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs in that action.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

Acknowledgement.  The Parties acknowledge that (i) they have read and understand the Agreement and they are fully aware of its legal effect; (ii) they have had an opportunity to consult with counsel in regard to this Agreement; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by any other Party, other than those contained in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

Elliot Maza

/s/ Elliot Maza
Date: August 31, 2010

Company:

AXM Pharma, Inc.

Weishi Wang, Chief Executive Officer

/s/ Weishi Wang
Date: September 1, 2010